Sancai Holding Group Ltd
三彩家控股集团有限公司
(the "Company")

CERTIFIED EXTRACT OF THE WRITTEN RESOLUTIONS OF THE SHAREHOLDER(S) OF THE COMPANY PASSED ON 13TH DAY OF JULY, 2020 IN ACCORDANCE WITH THE COMPANY'S ARTICLES OF ASSOCIATION

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1 SUBDIVISION OF AUTHORISED SHARE CAPITAL

1.1 **It is resolved, by ORDINARY RESOLUTION**, that all the 50,000 issued ordinary shares of a nominal or par value of US$1.00 each in the capital of the Company held by Fancy Dream Limited (幻境有限公司), Lucky Bunny Limited (幸运兔有限公司), Superexcellence Limited (卓越有限公司) and Hippogriff Limited (锐鹰有限公司) respectively be and are hereby sub-divided into ordinary shares of a nominal or par value of US$0.0001.

1.2 **It is resolved, by ORDINARY RESOLUTION**, that as a consequence of the resolutions above, the authorised share capital of the Company will be changed:

FROM: US$50,000 divided into 50,000 ordinary shares of a nominal or par value of US$1.00 each,

TO: US$50,000 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each.

2 AMENDING ARTICLES IN MEMORANDUM OF ASSOCIATION

It is resolved, by SPECIAL RESOLUTION, that Article 6 of the Memorandum of Association of the Company dated 9 July 2019 be and is hereby replaced in its entirety with a new Article 6 as follows:

"The authorised share capital of the Company is USD50,000 divided into 500,000,000 ordinary shares of a nominal or par value of USD0.0001 each. Subject to the provisions of the Companies Law (As Amended) and the Articles of Association of the Company, the Company shall have the power to redeem or purchase any of its shares and to increase, reduce, sub-divide or consolidate the share capital and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided."

Dated this 23rd day of July, 2020

Certified as a true copy by

For and on behalf of
Sertus Incorporations (Cayman) Limited

S Thompson

Susan Thompson
Authorised Signatory
Registered Office

GENERAL REGISTRY CAYMAN ISLANDS

Filed: 23-Jul-2020 10:06 EST